Exhibit 99.1
IDM Pharma Reports Second Quarter 2006 Financial Results
IRVINE – August 14, 2006. IDM Pharma, Inc. (Nasdaq: IDMI) today announced its financial results for the quarter and the six months ended June 30, 2006. Financial information for the periods ended June 30, 2006 represents the consolidated results of IDM Pharma (formerly Epimmune Inc.) and its subsidiary, IDM S.A., following the completion of their business combination on August 16, 2005. Financial information for prior periods represents the historical financial information for IDM S.A. which was deemed to be the acquirer in the business combination for accounting purposes.
Jean-Loup Romet-Lemonne, M.D., Chief Executive Officer of IDM Pharma commented, “During the second quarter of 2006 the Company had a pre-NDA follow-up meeting with the Office of Oncology Drug Products of the FDA regarding the manufacturing and quality aspect of our lead product JunovanTM, a product candidate for the treatment of adolescents and young adults with newly diagnosed, non-metastatic osteosarcoma. After this meeting we reconfirmed our plans to submit the New Drug Application for marketing authorization of Junovan in Q4 2006.”
The company continues its phase II development of EP2101, a product for the treatment of lung cancer and Uvidem®, a product to treat melanoma which is being developed in collaboration with Sanofi-Aventis. Uvidem is nearing the end of enrollment to its phase II clinical trials. The company has also been granted Special Protocol Assessment by the FDA for the phase III development of its bladder cancer product, Bexidem and will continue development of this product as funds are available.
“In the near term we intend to take appropriate steps to contain our expenses by focusing our resources on our most advanced cancer programs, including Junovan and Uvidem” Dr. Romet-Lemonne added.
Financial Results
Revenue for the three and six months ended June 30, 2006 was $3.0 million and $5.3 million, respectively, compared to $1.6 million and $3.2 million for the same periods in 2005. Net loss for the three and six months ended June 30, 2006 was $7.1 million and $13.7 million, respectively, compared to $4.7 million and $9.3 million for the corresponding periods in 2005. Basic and diluted net loss per share for the three and six months ended June 30, 2006 was $0.52 and $1.02, respectively, compared to $0.56 and $1.11 basic and diluted net loss per share for the corresponding periods in 2005. Shares used in the loss per share calculations for all periods presented have been retroactively restated for the equivalent number of shares that were received by IDM S.A. in the business combination. Cash and cash equivalents were $15.9 million as of June 30, 2006. Financial details appear in the accompanying schedules.
The increase in revenue during the three and six months ended June 30, 2006 compared to the same period in 2005 was primarily due to an increase in reimbursements under the Company’s collaboration agreement with Sanofi-Aventis.
Research and development (R&D) expenses for the three and six months ended June 30, 2006 were $6.2 million and $11.8 million, respectively, compared to $4.8 million and $9.7 million for the same periods in 2005. The increase in R&D expenses during the three and six months ended June 30, 2006 compared to the corresponding periods in the prior year was due primarily to higher expenditures for Phase II clinical trials of Uvidem, expenditures made in connection with preparation for regulatory filing and manufacturing of Junovan as well as continued funding of EP-2101. These expenditures were offset by savings from activities not related to Junovan or Uvidem.
Selling, marketing, general and administrative expenses for the three and six months ended June 30, 2006 were $2.5 million and $5.4 million, respectively, compared to $1.8 million and $3.5 million for the same periods in 2005. Higher comparative operating expenses corresponds to expenses associated with being a public company, including board of directors fees, accounting, and legal expenses, and increased compensation, as well as from the adoption of SFAS 123(R).
Interest income for the three and six months ended June 30, 2006, and the corresponding periods in 2005 were $0.2 million and $0.3 million, respectively.
Cash and cash equivalents were $15.9 million as of June 30, 2006, compared to $26.7 million as of December 31, 2005. The Company anticipates that its quarterly cash utilization rate will decrease in coming quarters as the Company contains its expenses and focuses its resources on its most advanced cancer programs. Based on its current operating plan, the Company estimates that its existing cash will be sufficient to meet its operating requirements through approximately the third quarter of 2007. Financial details appear in the accompanying schedules.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical development for bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I for treatment of colorectal cancer.
IDM has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the timeframe for which the Company’s cash will be sufficient to meet its operating requirements, the timing for filing for marketing approval of Junovan in the U.S. and the Company’s intention to contain its expenses and focus on its two lead product candidates. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether regulatory authorities will consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for its assessment of Junovan, the possibility that regulatory authorities may require the Company to conduct additional clinical trials, the possibility that the new Junovan product manufactured by IDM will not demonstrate comparability with previously manufactured product used in clinical development, the time needed to respond to any issues raised by regulatory authorities with regard to regulatory submissions for Junovan, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Jacquelyn Fritz
Senior Director Administration and Human Resources
(949) 470-4751

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Revenues:
Research grants and contract revenue	$19	$—	$68	$—
Related party revenue	3,008	1,569	5,216	3,141
License fees, milestones and other revenues	9	29	16	29

Total revenues	3,036	1,598	5,300	3,170

Costs and expenses:
Research and development	6,178	4,833	11,761	9,678
Impairment of patents and licenses	353	25	353	295
Selling and marketing	79	392	163	650
General and administrative	2,462	1,413	5,254	2,896

Total costs and expenses	9,072	6,663	17,531	13,519

Loss from operations	(6,036)	(5,065)	(12,231)	(10,349)

Interest income, net	153	156	309	342
Other expenses, net	(16)	—	(49)	—
Foreign exchange (loss) gain	(1,192)	103	(1,863)	107

Loss before income tax benefit	(7,091)	(4,806)	(13,834)	(9,900)
Income tax benefit	71	137	179	578

Net loss	$(7,020)	$(4,669)	$(13,655)	$(9,322)

Weighted average number of shares outstanding	13,373,304	8,378,130	13,331,672	8,378,130

Basic and diluted loss per share	$(0.52)	$(0.56)	$(1.02)	$(1.11)

Comprehensive loss:
Net loss	$(7,020)	$(4,669)	$(13,655)	$(9,322)
Other comprehensive (loss) gain	1,659	39	2,612	(3,881)

Comprehensive loss	$(5,361)	$(4,630)	$(11,043)	$(13,203)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$15,941	$26,702
Other current assets	6,030	6,193

Total current assets	21,971	32,895

Property and equipment, net	1,965	2,109
Patents, trademarks and licenses, net	3,701	3,912
Goodwill	2,812	2,812
Other long term assets	1,421	1,159

Total assets	$31,870	$42,887

Liabilities and stockholders’ equity:
Current liabilities	$9,972	$10,514
Other liabilities	3,711	3,629
Stockholders’ equity	18,187	28,744

Total liabilities and stockholders’ equity	$31,870	$42,887

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